                                                                   EXHIBIT 10.28




                        SEPARATION AND RELEASE AGREEMENT



         This SEPARATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into by and between SPATIAL TECHNOLOGY INC. ("Spatial") and JERRY T. SISSON ("Mr. Sisson") (collectively "parties") as of the Execution Date of this Agreement as defined in paragraph 20 below.

                              I.    RECITALS

         WHEREAS, effective June 23, 1997 Mr. Sisson has tendered his resignation as Director, President and Chief Operating Officer, and any and all other positions he may have held with Spatial; and

         WHEREAS, Mr. Sisson tendered his resignation voluntarily and at his election and in his discretion; and

         WHEREAS, Spatial has accepted Mr. Sisson' resignation; and

         WHEREAS, the parties wish to make the separation amicable but conclusive and to settle all claims between them on the terms and conditions set forth herein; and

         WHEREAS, Mr. Sisson accepts the benefits of this Agreement with the acknowledgment that , upon satisfaction by Spatial of Spatial's obligations in this Agreement, Mr. Sisson will have been fully and satisfactorily compensated.

                             II.    COVENANTS

         THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1. RESIGNATION. Mr. Sisson has tendered and Spatial has accepted Mr. Sisson's resignation as the Director, President and Chief Operating Officer with Spatial effective immediately and his employment and any and all other positions he may hold with Spatial, effective as of June 30, 1997 ("Separation Date").

         2. PAYMENTS AND BENEFITS. Although Spatial has no policy or procedure requiring payment of any severance benefits, Spatial agrees to the following as part of this Agreement:

                 (a) LUMP SUM PAYMENT. Spatial will pay Mr. Sisson, in the form of a check, the sum of $55,000 minus all legally required deductions and withholdings ("Payment"). The Payment shall be made within ten calendar days after the Execution Date of this Agreement and will be delivered by overnight delivery service or hand delivery.

                 (b) CONSULTING AGREEMENT. Spatial hereby engages Mr. Sisson as an independent consultant for Spatial on the following terms and conditions:

                                  (1) The term of the consulting agreement shall
                 be six (6) months, commencing July 1, 1997 and ending on December 31, 1997 (the "Consulting Period").

                                  (2) Spatial shall pay Mr. Sisson the sum of
                 $9,200.00 per month on the twenty-fifty (25th) day of each month, for consulting services to be provided by Mr. Sisson for the month in which payment was made. Mr. Sisson shall be treated as an independent contractor, and no amounts shall be withheld from any such payments.

                                  (3) If Mr. Sisson provides consulting services
                 to Spatial, which exceed eighty (80) hours per month, Mr. Sisson shall present a statement to Spatial reasonable detailing all consulting services performed during that month and the hours expended. Spatial shall pay Mr. Sisson the sum of $115.00 per hour for all such consulting services which exceed eighty (80) hours in any month provided that Spatial has specifically authorized in writing Mr. Sisson to exceed 80 hours. Mr. Sisson shall present such statement to Spatial within fifteen (15) days of the end of the month in which the consulting services were performed, and Spatial shall pay the outstanding balance on the first day of the following month.

                                  (4) Mr. Sisson shall not be required to
                 provide the consulting services to Spatial unless Spatial requests such consulting services in writing, specifying in reasonable detail the matters for which consulting services are sought. Mr. Sisson shall perform such services as requested by the Company; provided that such services shall be in the general scope of the work and projects for which Mr. Sisson was responsible prior to the Separation Date.

                                  (5) The incentive bonuses that Mr. Sisson
                 would have been entitled to if Mr. Sisson had remained an employee during the initial six month term (up to $12,500 on September 30, 1997 and December 31, 1997, $6,250 per quarter of which is subject to satisfaction of certain previously established "personal performance objectives" and $6,250 per quarter of which is subject to the previously established "company performance objectives") shall be paid to Mr. Sisson upon satisfaction of such objectives; provided that, Spatial and Mr. Sisson shall agree on a quarterly basis to revised personal performance objectives consistent with Mr. Sisson's services as a consultant.

                                  (6) In addition, Mr. Sisson shall be paid
                 commissions on an individual customer basis for the closing of specific customer accounts that the Company has requested in writing he service. The rate of such commissions shall be agreed to on a case by case basis and shall be set forth in a written addendum to the consulting agreement.

                                  (7) The consulting agreement may be terminated
                 by Sisson at any time. Spatial may terminate the agreement at any time, but only after payment of all remaining sums Mr. Sisson would have received through the Consulting Period.
                 After completion of the Consulting Period, Spatial and the Mr. Sisson may elect to extend the consulting agreement, but only upon execution of a written extension signed by each of Spatial and Mr. Sisson.

                                  (8) Subject to Mr. Sisson's continuation as a
                 consultant to the Company, Mr. Sisson' stock options shall continue to vest in accordance with the options existing vesting schedule and the Spatial Stock Option Plan ("SOP"). Mr. Sisson understands that such extension of the vesting provisions will cause the option to no longer be classified as an incentive stock option for tax purposes. Following termination of his consulting relationship with the Company, Mr. Sisson will have six months to exercise all then vested shares subject to his option. Except for the continued vesting and exercise provisions set forth above, the terms, limitations, prerequisites, requirements, mechanics and conditions of the SOP shall apply in full to any and all other aspects of the options and the exercise thereof.

                                  (9) To the extent permitted by the federal
                 COBRA law, Mr. Sisson will be eligible to continue his health insurance benefits. Spatial will pay any amounts necessary to be paid to insure continuation of COBRA coverage during the Consulting Period. A COBRA notification has been provided to Mr. Sisson setting forth his rights and responsibilities with regard to COBRA.

                                  (10) Spatial agrees to reimburse Mr. Sisson
                 for those reasonable business expenses he necessarily or reasonable incurred while consulting for Spatial provided that, Mr. Sisson shall receive written approval of all expenses that will obligate the Company to reimburse Mr. Sisson more than $35.00 in the aggregate.

                                  (11) Spatial shall provide to Mr. Sisson with
                 a personal computer, operating software and fax/printer during the term of the consulting agreement. At the end of the Consulting Period, Mr. Sisson will have the option to purchase the personal computer and fax/printer for the than fair value of those items.

                 (c) SAVINGS PLAN. Participation by Mr. Sisson in any Spatial savings or retirement plan will terminate as of June 30, 1997. At the date hereof, Mr. Sisson has contributed $6,749.96 to the savings plan for 1997. Spatial will gross up Mr. Sisson's last paycheck in an amount equal to 1,550.00.

                 (d) OTHER COMPENSATION. Except as expressly provided herein, Mr. Sisson acknowledges that he will not receive (nor is he entitled to receive) any additional consideration, payments, reimbursements or benefits of any kind; provided that Spatial pays Mr. Sisson the salary normally due to him on June 30, 1997, and pays the bonus for the second quarter of 1997 when calculated and distributed to other executives of Spatial. Mr. Sisson acknowledges that at the time of the Separation Date, Spatial paid to him in full any and all wages, salary and compensation due through the Separation Date, and all amounts due for accrued but unused vacation and time off up through the Separation Date.

         3. DENIAL OF LIABILITY. Mr. Sisson acknowledges that any payment by Spatial pursuant to this Agreement is made in compromise of disputed claims, that in making such payment, Spatial in no way admits any liability to Mr. Sisson and that Spatial expressly denies any such liability.

         4. SPATIAL PROPERTY. Prior to the Execution Date of this Agreement, Mr. Sisson will return to Spatial all Spatial documents (and all copies thereof) and any other Spatial property in his possession, custody or control, including, but not limited to, financial information, customer lists, Spatial files, notes, cellular telephones, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Spatial (and all reproductions thereof).

         5. NON-SOLICITATION. Mr. Sisson agrees that for one year after the Separation Date of this Agreement, he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of Spatial to terminate his or her relationship with Spatial in order to become an employee, consultant or independent contractor to or for any other person or entity.

         6. PROPRIETARY INFORMATION OBLIGATIONS. Mr. Sisson acknowledges that he continues to be bound by the terms of the Proprietary Information and Inventions

Agreement, executed by Mr. Sisson on July 6, 1993 and a copy of which is attached hereto as Exhibit A.

         7. NONDISPARAGEMENT. Mr. Sisson and Spatial agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders, and employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process. Spatial agrees that it will confirm Mr. Sisson' dates of employment, position and the fact of the organizational restructuring if it receives an inquiry.

         8. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by Mr. Sisson and Spatial and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Spatial may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (c) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

         9. RELEASE OF CLAIMS. In consideration for the consideration set forth in this Agreement above and the mutual covenants of Spatial and Mr. Sisson, Mr. Sisson hereby releases, acquits and forever discharges Spatial, its affiliated corporations and entities, its and their officers, directors, agents, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. Sisson' employment with Spatial or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any ownership interests in Spatial, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA") under the terms set forth in paragraph 10 below, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Colorado Wage Claim Act, Colo. Rev. Stat. Section 8-4-101 et seq.; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing. The release and discharge set forth above specifically excludes (i) the obligations of Spatial under this Agreement; (ii) the obligations of Spatial contained in the Indemnification Agreement between Spatial and

Mr. Sisson dated the 17th day of October 1996, and (iii) Spatial's obligations under its 401(k) plan to Mr. Sisson, each of which shall remain in full force and effect.

         10. ADEA WAIVER AND RELEASE. Mr. Sisson acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA Waiver and Release"). Mr. Sisson acknowledges that the consideration given for this ADEA Waiver and Release, provided for in paragraph 2(a) and 2(b) above, is in addition to anything of value to which Mr. Sisson was already entitled. The parties agree and acknowledge that Mr. Sisson has been advised by this writing, as required by the ADEA that: (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. Sisson signs this Agreement; (b) Mr. Sisson has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mr. Sisson has twenty-one calendar days to consider this ADEA Waiver and Release (although he may choose to voluntarily execute this ADEA Waiver and Release earlier); and (d) Mr. Sisson has seven calendar days following the date that each party signed this Agreement to revoke this ADEA Waiver and Release by sending, via certified United States mail, written notice of revocation to the attention of CEO, Spatial, 2425 55th Street, Suite 100, Boulder, CO 80301. The parties acknowledge and agree that revocation by Mr. Sisson of the ADEA Waiver and Release is not effective to revoke his waiver or release of any other claims pursuant to this Agreement.

         11. TAX CONSEQUENCES. Mr. Sisson expressly acknowledges that Spatial has not made, nor herein makes, any representation about the tax consequences of any payment made by Spatial to Mr. Sisson pursuant to this Agreement.

         12. VOLUNTARY AND KNOWINGLY. Mr. Sisson acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity to seek advice of counsel of his own choosing, and was fully advised of his rights under law, and acted knowingly and voluntarily.

         13. DUTY TO EFFECTUATE. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

         14. ENTIRE AGREEMENT. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. Sisson and Spatial with regard to the subject matter hereof. Notwithstanding the foregoing, nothing contained herein shall terminate or otherwise modify the Indemnification Agreement between Spatial and Mr. Sisson effective as of October 17, 1996. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Mr. Sisson and a duly authorized officer of Spatial.

         15. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

         16. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado.

         17. FORUM. Any action to enforce or requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

         18. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

         19. ENFORCE ACCORDING TO TERMS. The parties intend this Agreement and exhibits to be enforced according to their terms.

         20. EXECUTION DATE. This Agreement is effective on the later date of the dates that each party signed this Agreement ("Execution Date").

         21. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any the meaning or interpretation of this Agreement.

         22. ATTORNEYS' FEES. In the event legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable costs of such action, including attorneys' fees.

         23. SPATIAL'S RELEASE OF SISSON. Except as otherwise set forth in this Agreement, Spatial hereby releases, acquits and forever discharges Mr. Sisson of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement of his employment, provided that he was acting in the scope of his employment .


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

JERRY T. SISSON, an individual         SPATIAL TECHNOLOGY INC.,

                                       a Delaware corporation





By: /s/ JERRY T. SISSON                By: /s/ RICHARD M. SOWAR
   ---------------------------------      --------------------------------------
   Jerry T. Sisson                        Richard M. Sowar, Chief Executive
                                            Officer




Date: June 23, 1997                    Date: June 23, 1997

                                                      EXHIBIT A OF EXHIBIT 10.28



                            PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

                                                                    July 6, 1993

SPATIAL TECHNOLOGY INC.
2425 55th Street, Building A
Boulder, CO  80301

Ladies and Gentlemen:

         The following confirms an agreement between me and Spatial Technology Inc., a Delaware corporation ( the "Company," which term includes the Company's subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

         1. "Proprietary Information" is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company's business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics know-how and data. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

         2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

         (a). All Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to masks works and other rights ( including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

         (b). In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

         (c). I will promptly disclose to the Company, or any persons designated by it, all "inventions", which includes all improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for one (1) year thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

         (d). During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

         (e). I agree that all Inventions which I make, conceive, reduce to practice or develop ( in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company and to the extent permitted by law shall be "works made for hire". The Company shall be the sole owner of all patents, copyrights, trade secret rights with respect to mask works and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.

         (f). I attach hereto as Exhibit A a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of the Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

         (g). I represent that my performance of all the terms of this Agreement will not breach any agreement of obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

         3. In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the business of the former employer who developed such information.

         4. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

         5. I acknowledge and understand that the Company will incur irreparable harm and damage in the event that I breach or violate any of the terms or conditions of this agreement, and I hereby agree that in addition to any rights or remedies of law the Company may have for such breach or violation, the Company shall be entitled to seek equitable remedies, including the enforcement of this Agreement by injunction, specific performance, or any other similar relief.

Dated: July 6, 1993

                                         /s/ Jerry T. Sisson
                                         ---------------------------------------

                                                                      , Employee
                                         -----------------------------
Accepted and Agreed to :

Spatial Technology Inc.

By
   ----------------------------------

                                   Exhibit A

Spatial Technology Inc.
2425 55th Street Building A
Boulder, CO  80301

Ladies and Gentlemen:

         1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Spatial Technology Inc. ( the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement.

    X            No inventions or improvements.
---------
                 See below:
---------


                 Additional sheets attached.
---------
         2. I propose to bring to my employment the following materials and documents of a former employer:

    X            No materials or documents.
---------
                 See below.
---------

                                        /s/ Jerry T. Sisson
                                        ----------------------------------------
                                                                      , Employee
                                        ------------------------------